EXHIBIT 99.5

Centennial Specialty Foods Reports 2004 Results

DENVER, COLORADO - March 30, 2005

Centennial Specialty Foods Corporation (NASDAQ: CHLE; Boston Stock Exchange: CSJ) reported a net loss of $798,643 for the year ended December 31, 2004 compared to net income of $38,035 for the prior year.  Much of this net loss was due to significant slotting fees, promotional and marketing spending associated with the Company’s expansion efforts into the California market, where sales results have been disappointing.

Net sales before slotting fees decreased $123,906 between years, even though new distribution was obtained in retail grocery stores in California.  This decrease was due entirely to the decline in sales of Ellis products, which compete in the commodity product arena and have been de-emphasized by the Company.  Sales of premium Stokes Green Chile Sauces increased 21.1% between years, reflecting the initial customer orders in the new markets.  However, very limited reorders of products by customers in the California market have occurred.  An aggressive promotional program was implemented during the fourth quarter of 2004 in the California market to try to capture sales for Centennial’s products.  Even with this aggressive and expensive program, sales of products in the new market have been very slow.  Slotting fees totaling $516,611 were paid during 2004 to obtain shelf space in new retail grocery stores.  Such fees were deducted against net sales, which further increased the net loss in 2004.

Selling, general and administrative costs also increased 18.9%, or $397,909, between years.  A significant component of this increase was attributable to increased selling and marketing spending of approximately $200,000 associated with our attempted expansion into new markets.  Further, directors and officers insurance, shareholder relations and accounting and legal fees increased approximately $400,000 as a result of additional costs associated with being a public company and disputed matters with the Company’s tenant and sole supplier.  These increases were offset by a decrease of $200,000 in consulting fees.  Finally, other income decreased 74.5%, or $253,775, between years.  This was primarily due to reduced production facility income, which included rent and EBITDA sharing income, which were reduced by production shortfall fees with our sole supplier.  Production facility income decreased $490,093 for the year ended December 31, 2004 compared to 2003 as a result of recording $332,652 in production shortfall fees during 2004 and the tenant and sole supplier not generating any EBITDA sharing income during 2004.  We recorded $170,000 of EBITDA sharing income during 2003.  Savings on interest expense of $236,318 offset part of the reduction in production facility income.  Loss per share, after preferred stock dividends (which for the last three quarters have not been declared or paid, but are cumulative), was $0.36 for 2004.

All of 2004 was spent on Centennial’s expansion efforts into new markets, including retail grocery stores in Northern California and Southern California, along with supercenter stores and club stores in Wal-Mart and Sam’s Club.  Overall, the Company was successful in obtaining placement on grocery shelves in over 1,700 new retail grocery stores, supercenters and club stores.  As noted above, the slotting costs associated with these store placements were significant, costing in excess of $500,000.  Centennial utilized a variety of different marketing approaches, including trade advertisements, coupons, product demonstrations and low introductory pricing, to attract attention to its products in the new markets.  Despite good shelf placement and displays at many of the new retail grocery stores, the sales volumes in the Northern California and Southern California markets have been very slow.  The Company was recently notified by two supermarket customers in the California markets with approximately 500 locations that the Company’s products are being discontinued due to slow sales volume.  “The competition for consumer purchases in the California markets has been very strong within the Mexican foods section,” stated Bob Beckwith, Centennial’s Chief Marketing Officer, adding, “It has been very difficult for us to capture market share with our premium Stokes Green Chile Sauces.”  Due to continuing slow sales in the California markets, Centennial does not expect any significant revenue to be generated from these markets in the foreseeable future.

Centennial’s Board of Directors has authorized management to undertake an exploration of strategic alternatives to maximize value for its shareholders.  Given the slow performance in the California expansion market, the Company is evaluating its business plan and reviewing other alternatives, which may include other financing arrangements, mergers, acquisitions, and joint ventures.  While the Company believes it has sufficient liquidity resources to continue its current operations, management recognizes that any further significant expansion would require greater capital resources than are currently available to the Company.  In addition, the costs of maintaining a public company in today’s environment (including complying with Sarbanes-Oxley requirements) are very significant and result in a large burden for a small company like Centennial.  Accordingly, Centennial has begun preliminary discussions with various groups to review other alternatives targeted at growing or enhancing its operations; however, no definitive plans or agreements have been reached.

Centennial continues to have disputes with its tenant and sole supplier.  In February 2005 the tenant and sole supplier filed suit in Adams Country Colorado District Court against the Company’s wholly owned subsidiary, Stokes Canning Company (“Stokes”), seeking to recover costs paid by tenant for construction of a wastewater treatment system at the plant owned by Stokes.  Additionally, the tenant contends that certain future improvements for the facility should be paid for by Stokes.  The Company contends that the costs for the wastewater treatment project as well as future improvements for the facility are the responsibility of the tenant and disputes the tenant’s claims.  In March 2005, the Company filed its answer disputing tenant’s claims and asserted counterclaims for various breaches of contract.  The litigation may be lengthy and will most likely require significant management time and financial resources.  It remains the Company’s desire to reach a global resolution of these matters with the tenant and sole supplier; however, to date, settlement discussions have not yet produced a mutually acceptable resolution of the issues.

As previously disclosed in a Form 8-K filed with the Securities and Exchange Commission on March 1, 2005,  the Company received a notice from the The Nasdaq Stock Market (“Nasdaq”) stating that the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion pursuant to Marketplace Rule 4310(c)(4) (the “Rule”).  In accordance with the Rule, Nasdaq informed the Company that it will have until August 29, 2005 to regain compliance with the Rule.  In order to regain compliance with the Rule, the bid price for the Company’s common stock must close at, or above, $1.00 per share for at least 10 consecutive business days.  If compliance with the Rule is not demonstrated by August 29, 2005, the Company may be provided an additional 180 calendar days by Nasdaq to regain compliance if it meets the initial listing requirements as set forth in Marketplace Rule 4310(c), except for bid price.  If the Company is not eligible for an additional compliance period, the Nasdaq staff will provide written notification that the Company’s securities will be delisted.  At that time the Company may appeal the Nasdaq staff’s determination to delist its securities to a Listing Qualifications Panel.

Centennial Specialty Foods Corporation is a distributor of ethnic Southwestern food products.  Its products are sold under the Stokes and Ellis labels, two well-known Southwestern brands that date back almost 100 years.  Principal channels of distribution for Centennial’s products are grocery retailers, superstores and club stores in Colorado, Arizona, California and, to a lesser extent, several major metropolitan markets in adjoining states.  More information about Centennial can be found on its website at www.centennialspecialtyfoods.com

Note Regarding Forward Looking Statements:

Certain matters discussed in this press release could contain forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from current trends or expected results.  We identify forward looking statements through our use of words such as “expect,” “believe,” “project,” “anticipate,” and similar expressions.  These risks that may affect our ability to achieve forward-looking statements are discussed in our final prospectus in the section entitled “Risk Factors” and other documents that are on file with the Securities and Exchange Commission.

For further information, please contact Jeffrey Nieder, CEO, or Douglas Evans, CFO, at (303) 292-4018.

Stokes and Ellis are registered trademarks of Centennial Specialty Foods Corporation.

SOURCE:  Centennial Specialty Foods Corporation

CENTENNIAL SPECIALTY FOODS CORPORATION AND SUBSIDIARY

Consolidated Statements of Operations

	For the Years Ended December 31,
	2004	2003

Net sales	$4,415,857	$5,032,557

Cost of goods sold	3,266,756	3,211,905

Gross profit	1,149,101	1,820,652

Selling, general and administrative expenses	2,504,237	2,106,328

Loss from operations	(1,355,136)	(285,676)

Other income (expense)
Interest expense	(226,983)	(463,301)
Production facility income	314,230	804,323
Total other income	87,247	341,022

Income (loss) before income taxes	(1,267,889)	55,346

Income tax benefit (expense) – current	14,478	(21,482)
Income tax benefit - deferred	454,768	4,171
Total income tax benefit (expense)	469,246	(17,311)

Net income (loss)	$(798,643)	$38,035

Net income (loss) before preferred stock dividend	$(798,643)	$38,035

Preferred stock dividends – paid	(250,000)	(172,603)
Preferred stock dividends – in arrears	(750,000)	—
Total preferred stock dividends	(1,000,000)	(172,603)

Net loss available to common shareholders	(1,798,643)	(134,568)

Basic and diluted net loss per common share	$(0.36)	$(0.04)

Basic and diluted weighted average common shares outstanding	5,050,000	3,629,452

CENTENNIAL SPECIALTY FOODS CORPORATION AND SUBSIDIARY

Consolidated Balance Sheet

December 31, 2004
Assets

Current assets
Cash and cash equivalents	$415,597
Accounts receivable, net of allowance for doubtful accounts of $25,483	341,671
Income taxes receivable	14,478
Inventory, net	1,894,927
Prepaid expenses	153,219
Total current assets	2,819,892

Non-current assets
Property, plant and equipment, net	5,914,186
Goodwill, net	1,634,079
Other assets	56,488
Total non-current assets	7,604,753

Total assets	$10,424,645

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable – trade	$394,830
Accrued liabilities	800,473
Total current liabilities	1,195,303

Long-term debt	2,436,387
Deferred tax liability	77,015
Total long-term liabilities	2,513,402
Total liabilities	3,708,705

Commitments and contingencies

Stockholders’ equity
Preferred stock (liquidation preference $10,750,000), 3,000,000 shares authorized, 2,000,000 shares issued and outstanding, $5 stated value, 10% dividend	2,334,785
Common stock, $0.0001 par value, 20,000,000 shares authorized, 5,050,000 shares issued and outstanding	505
Additional paid-in capital	5,794,036
Accumulated deficit	(1,413,386)
Total stockholders’ equity	6,715,940

Total liabilities and stockholders’ equity	$10,424,645